EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 30th day of October, 2012 with effect from the 1st day of September, 2012.

BETWEEN:

Online Disruptive Technologies, Inc. , a corporation with offices at 3120 S. Durango Drive, Ste. 305 Las Vegas, NV 89117-4454 USA,
and its subsidiary, Savicell Ltd., a company incorporated under the laws of Israel

(together, the “Company”)

AND:

Eyal Davidovits, an individual currently residing at 69 Hashomer Street, Zichron Ya’acov, Israel

(the “Executive”)

WHEREAS:

A. The Company has agreed to engage the Executive to serve in the role of the Chief Operating Officer of the Company;

B. The Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company and that each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	CONTRACT FOR SERVICES

1.1	Engagement of Executive. The Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2
Term.  Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement will commence on September 1, 2012 (the “Commencement Date”) and will continue for a period of five (5) years from the Commencement Date (the “Term”).

1.3
Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote the Executive’s time, attention and best efforts to further the business and interests of the Company during the Term. The Company acknowledges that the executive is engaged in other business activities that commenced prior to this agreement and the Executive declares that these other activities will not be an obstacle to the commitments he is undertaking under this agreement..

1.4	Duties. The Executive’s services hereunder will be provided on the basis of the following terms and conditions:

(a)	Reporting directly to the CEO of the Company, the Executive will serve as the Chief Operating Officer of the Company;

(b)
The Executive will be responsible for setting the overall operations for the Company, including establishing and maintaining budgets for the Company and ensuring the Company has adequate facilities and resources for its operations, marketing and general corporate activities, all subject to any applicable law and to instructions provided by the Board of Directors of the Company from time to time;

(c)
The Executive will faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive will provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability, the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

(d)
The Executive will assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company; and

(e)	The Executive will report the results of his duties hereunder to the Company as it may request from time to time.

2.	COMPENSATION

2.1	Remuneration.

(a)
For services rendered by the Executive during the Term, the Executive will be paid a monthly remuneration, payable within 10 days after the end of each month, at a gross annual salary of NIS 432,000 (the “Fee”) paid NIS 36,000 monthly in arrears.  Any deductions required to be made by the Company and submitted to relevant tax or other authorities will be deducted at source.

(b)
The Executive’s position with the Company is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israel Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

2.2
Signing Bonus. Upon execution of this Agreement, the Company will issue to the Executive options to acquire 2,750,000 common shares exercisable at USD $0.01 per share. The options will be fully vested and expire on July 30, 2022.

2.3	Incentive Plans The Executive will be entitled to participate in any bonus plan or incentive compensation plans for its employees, including any stock option, adopted by the Company.

2.4
Expenses.  The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive and pre-approved by the board in connection with his duties within previously approved budgets upon submission of a monthly statement of expenses.  This includes, but not only, payments of expenses incurred when traveling abroad, per diem payments for travel abroad according to the rules set forth by the Israeli Tax Authorities and others.

2.5
Vacation;  Recreation Pay.  The Executive will be entitled to cumulative paid vacations of twenty (20) days per year.  In addition, the Executive will be entitled to sick leave according to applicable law, but will not be entitled to Recreation Pay. The Executive will not be entitled to any other benefits whatsoever.

2.6
Car Allowance. The Executive will have 2 options which will be full compensation for any costs associated with his car travel: Option 1: The Company will lease a car and pay for all related expenses up to NIS 4,000 per month.  Option 2: The Executive will use his car for work related matters as required for the performance of his job, and will be granted a car allowance of NIS 4,000 per month. The executive can switch between the options, as long as does not impact any car lease.

2.7
Keren Hishtalmut Fund. The Company and Executive shall open and maintain a Keren Hishtalmut Fund, as defined under Israeli employment law. The Company shall contribute to such Fund an amount equal to 7-1/2% of each monthly Salary payment, and Executive shall contribute to such Fund an amount of up to 2-1/2% of each monthly Salary payment. Executive hereby instructs the Company to transfer to such Fund the amount of Executive's and the Company's contribution from each monthly Salary payment.

2.8
Employee Benefits.   Subject to meeting any eligibility requirements, the Executive will be entitled to group extended health and dental, life and long-term disability insurance, pension and other benefits which the Company may offer from time to time to its senior executive team (the “Employee Benefits”).

(a)
Employee Benefits are provided in accordance with formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of the documents or policies establishing the benefits in issue.

(b)
The Company reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether, each on no less than ninety (90) days’ written notice to Executive. The Executive agrees that any changes to the Employee Benefits will not affect or change any other part of this Agreement.

(c)
If the Company does not offer health or dental insurance for any reason, it will reimburse the Executive for his reasonable costs of health and dental insurance, which insurance has terms similar to other that available to executives of similar corporations in Israel.

3.	SOCIAL INSURANCE AND BENEFITS

3.1
Liability Insurance Indemnification. The Company will insure the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

3.2
Tax Matters. In the event that any taxing authority should impose taxes, statutory withholdings, employee fund requirements or penalties on the Company respecting any aspect of the Company’s employment of the Executive, the Executive will pay such amounts and fully indemnify the Company from any such costs and payments.

4.	CONFIDENTIALITY AND NON-COMPETITION

4.1
Maintenance of Confidential Information.  The Executive acknowledges that, in the course of employment hereunder, the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the “Confidential Information”).  For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all developments, trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.  The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect.  Accordingly, the Executive covenants and agrees that, during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

4.2
Exceptions.  The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information will not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.3
Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.4
Non Competition.  The Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company’s business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within 12 months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

4.5
No Solicitation.  The Executive agrees and undertakes that, during the period of his employment and for a period of 12 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by the Executive as described above only after the expiration of twelve months after the effective date of such termination.

4.6
Reasonable Restrictions.  The Executive agrees that all restrictions in this 4 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

5.	TERMINATION

5.1	Definitions

Where used herein and anywhere in this Agreement:

(a)	“Cause” means:

(i)	the Executive’s willful failure to properly discharge his lawful duties, or any material breach or non-observance by the Executive of any material provision of this Agreement;

(ii)
the Executive’s conviction for any crime respecting the property of the Company, or the Executive’s personal honesty, or the formal charge of the Executive of a securities violation by a regulatory authority having jurisdiction over the Company; or

(iii)	the Executive’s breach of his fiduciary duties owed to the Company as an officer or director provided it has a material adverse effect on the Company.

(b)	“Change of Control” means an event occurring after the effective date of this Agreement pursuant to which:

(i)
a merger, amalgamation, arrangement, consolidation, reorganization, business combination or transfer takes place in which more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the person holding those voting securities immediately prior to such event, and the composition of the Board of Directors of the Company following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event; provided that no transaction conducted by the Company primarily for financing purposes of its operations shall be included in a “Change of Control”;

(ii)
any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding acquires, directly or indirectly, 50% or more of the voting rights attached to all outstanding voting securities;

(iii)
any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement or commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)
the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.  .

(c)	“Terminated For No Cause”. For the purposes of this Agreement, “Terminated For No Cause” means any event of termination that is not a result of the events described in clause 5.1(a) above.

5.2	Termination For Cause. This Agreement may be terminated at any time by the Company without notice, for Cause.

5.3
Resignation.  Nothing in this Agreement prohibits the Executive from resigning at any time prior to the end of the Term, provided the Executive gives the Company at least 60 days’ prior written notice.  The Company may waive such notice in whole or in part at its sole discretion and if the Company waives all or part of the notice of resignation given by the Executive prior to the expiry of the notice period, the Company will pay to the Executive an amount equal to the Base Salary for the balance of the notice period.  If the Executive resigns, he will not be entitled to any payment in respect of severance, nor will he be entitled to any bonus payments in respect of the year in which the resignation takes effect; provided, however, he will retain all unexercised vested Options.

5.4	Company’s Right to Terminate for Cause. Notwithstanding any other provision in this agreement, the Company may terminate the employment of the Executive at any time for Cause.

5.5
Termination Without Cause or Change of Control.  The Company may terminate the Executive’s employment at any time without Just Cause by providing the Executive with ninety (90) days prior written notice. In the event the Company terminates the Executive’s employment without Just Cause or in the event of a Change of Control (as defined above), the Company agrees to:

(a)	continue to pay the Executive his Base Salary for a period of two (2) years from the date the Executive’s employment is terminated or the Change of Control occurs (the “Relevant Period”); and

(b)	continue to provide, for the duration of the Relevant Period, such Employee Benefits as may be permitted by and in accordance with the formal plan which governs each of the Employee Benefits.

5.6
Termination by Executive for Cause.  If: (i) there is a significant reduction in Executive’s authority, duties or responsibilities; (ii) Executive’s Base Salary is reduced; or (iii) the Company fails to pay Executive’s salary, benefits, incentive awards or other monetary payments when due; then, Executive may elect to terminate his employment with the Company and receive the benefits set forth above in Section 5.5(a) and 5.5(b).

5.7
Severance for Termination With Cause.  If the Company terminates the Executive’s employment for Cause, then the Company will not be obligated to pay the Executive any severance payments or provide any notice whatsoever to the Executive.

5.8
Limitation of Damages.  It is agreed that, in the event of termination of employment, neither the Company, nor the Executive will be entitled to any notice, or payment in excess of that specified in this Article 5.

5.9
Return of Materials.  Within three (3) days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason.  The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

5.10	Effect of Termination. Sections 3.3, 3.4, 4 and 5.5 hereto will remain in full force and effect after termination of this Agreement, for any reason whatsoever.

6.	MUTUAL REPRESENTATIONS

6.1	The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and

(b)	do not require the consent of any person or entity.

6.2	The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and

(b)	do not require the consent of any person of entity.

6.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

7.	NOTICES

7.1
Notices.  All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Online Disruptive Technologies, Inc.
             16 Carter Lane, Andover, MA 01810

Attn: Giora Davidovits

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

8.	GENERAL

8.1
Entire Agreement.  As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void.  The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty will be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2
Personal Agreement.  The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement will apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

8.3
Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.4
Waiver.  No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

8.5	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

8.6
Assignment.  Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7
Severability.  In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

8.8	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

8.9
Number and Gender.  Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.10	Time. Time is of the essence in this Agreement.

8.11
Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Israel applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable Tel-Aviv court.

8.12	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

ONLINE DISRUPTIVE TECHNOLOGIES, INC

Per:           /s/ Giora Davidovits                                                                               s/ Eyal Davidovits
Eyal Davidovits

Savicell Ltd.

Per:           /s/ Giora Davidovits